FOR IMMEDIATE RELEASE
July 29, 2010

Contacts:                                Melanie J. Dressel, President and
Chief Executive Officer
(253) 305-1911

Gary R. Schminkey, Executive Vice President
and Chief Financial Officer
(253) 305-1966

COLUMBIA BANKING SYSTEM ANNOUNCES SECOND QUARTER 2010 EARNINGS; DECLARES CASH DIVIDEND

Highlights for the Quarter

•	Net income applicable to common shareholders of $3.9 million, or $0.11 per common share, compared to a loss of $6.6 million for the 2nd quarter 2009.
•	Raised $229 million in net proceeds through public offering of common stock
•	Remains well capitalized at 27% total risk-based capital ratio, up from 18% at March 31, 2010
•	Strong core deposits at 86% of total deposits
•	Net interest margin increased to 4.66% from 4.30% for the quarter ended December 31, 2009 and 4.38% from 2nd quarter 2009.
•	Assets increase to $4.29 billion, up from $3.20 billion at December 31, 2009
•	Deposits increase to $3.28 billion, up from $2.48 billion at December 31, 2009
•	Opened downtown Portland, Oregon office; substantial retail network of 83 branches in Washington and Oregon.

TACOMA, Washington---Columbia Banking System, Inc. (NASDAQ: COLB) today announced net income applicable to common shareholders of $3.9 million for the second quarter of 2010 compared to a net loss applicable to common shareholders of $6.6 million for the same quarter of 2009.  On a diluted per common share basis, net income for the quarter was $0.11, compared to a net loss of $0.37 for the second quarter of 2009.  The continuing challenges of the difficult economy resulted in management’s decision to record a $13.5 million provision for loan losses for the quarter. In addition, earnings were impacted by one-

time conversion expenses due to the FDIC-assisted acquisition of the former Columbia River Bank completed during the first quarter 2010.  The conversion of the former American Marine Bank is scheduled for third quarter 2010.

Net income applicable to common shareholders for the six months ended June 30, 2010 was $10.8 million, compared to a net loss of $6.2 million for the first six months of 2009.  On a diluted per common share basis, net income for the first six months of 2010 was $0.34, compared to a loss of $0.35 a year earlier.

Melanie Dressel, President & Chief Executive Officer commented, “We are continuing to implement our strategic initiatives to benefit from the current disruptions in our industry and to increase our presence in the Pacific Northwest.  The transitions of the former Columbia River Bank and American Marine Bank to the Columbia Bank family are proceeding successfully, although we have not yet seen the full benefit or normalization in expenses relating to the two acquisitions.”

 Ms. Dressel noted, “We will continue to enhance our future growth by hiring experienced teams of bankers who give us access to new clients and markets, and by adding retail locations that make strategic sense for us.  We are also pleased with our ability to maintain our historically stable net interest margin supported by solid core deposits. As the economy improves, we believe we are well positioned for the future as a Pacific Northwest regional community bank.”

Significant Influences on the Quarter Ended June 30, 2010

Columbia River Bank and American Marine Bank
In January, 2010, Columbia State Bank completed two FDIC-assisted transactions, acquiring the former Columbia River Bank and American Marine Bank.  The two acquisitions increased our asset size by approximately $1 billion and added 32 branches to our retail system in Oregon and Washington.  The transactions met our criteria of making financial sense, extending our geographic footprint, and being a cultural fit, including strong core deposits.  The conversion of Columbia River Bank to Columbia State Bank data systems was successfully completed in the second quarter of 2010; conversion of American Marine

Bank is scheduled for mid-third quarter this year.  Including temporary help and vendor-related costs, conversion expenses included in the second quarter 2010 results were approximately $1.2 million.

Capital
During the second quarter, 2010, Columbia raised $240 million through a public offering by issuing 11,040,000 shares of common stock, including 1,440,000 shares pursuant to the underwriters’ over-allotment option, at a price of $21.75 per share.  The net proceeds to the Company after deducting underwriting discounts, commission and expenses were approximately $229 million.  We intend to deploy the capital to support opportunistic growth and our capital needs, as well as for general corporate purposes.

 The Company’s total risk-based capital ratio at June 30, 2010 was 27%, well in excess of the minimum of 10% required to be “well-capitalized” under applicable regulatory standards.  Our excess capital over and above this 10% minimum was approximately $432.6 million at June 30, 2010.  At the end of the second quarter 2010, our tangible common equity to tangible assets ratio stood at 14% as compared to 8.3% at March 31, 2010 and 11.4% at December 31, 2009.

Net Interest Margin
Columbia’s net interest margin increased to 4.66% in the second quarter of 2010, up from 4.38% for the same quarter last year and 4.30% in the fourth quarter of 2009, and a decrease from 4.78% for the first quarter of 2010.  The net interest margin in the second quarter was positively impacted by approximately 7 basis points due to the $604,727 accretion of the discount on the loan portfolios acquired in the two FDIC-assisted transactions.  The net interest margin was negatively impacted by interest reversals relating to nonaccrual loans totaling $532,117, reducing the net interest margin by an estimated 6 basis points.  Additionally, the net interest margin was negatively affected by 18 basis points due to the short term investment of the $229 million in proceeds of the May, 2010 capital raise.

Balance Sheet
At June 30, 2010, the Company’s total assets were $4.29 billion, an increase of 34% from $3.20 billion at December 31, 2009.  Total shareholders’ equity at June 30, 2010 was $775.3 million, an increase of 47% from $528.1 million at December 31, 2009.

Loans not covered under the FDIC loss-sharing agreements (“non-covered loans”) were $1.95 billion at June 30, 2010, down 3% from $2.00 billion at December 31, 2009.  The average yield on non-covered loans for the quarter ended June 30, 2010 was 6.14%.  The non-covered loan portfolio continues to be diversified, mitigating risk by avoiding concentration in any one segment.  The portfolio includes 39% commercial business loans, 6% total construction including commercial and residential, 3% one-to-four family residential real estate, and 10% consumer.  Approximately 42% of the portfolio is commercial real estate, which consists of 60% income property and 40% owner occupied.   Net loans covered under the FDIC-loss sharing agreements (“covered loans”), which provide protection against credit risk on those covered loans, totaled $585 million at June 30, 2010.

Total deposits at June 30, 2010 increased 40% to $3.28 billion from $2.35 billion at June 30, 2009, and 32% from $2.48 billion at December 31, 2009.  Core deposits (defined as demand, savings, money market accounts and certificates of deposit under $100,000) increased 47% to $2.83 billion at June 30, 2010, from $1.93 billion at June 30, 2009, and comprised 86% of total deposits.  The average cost of deposits for the quarter ended June 30, 2010 was 0.70% compared to 0.64% for the quarter ended March 31, 2010.

Asset Quality
Virtually all loans and real estate owned (OREO) acquired in both FDIC-assisted transactions during the first quarter 2010 are covered under FDIC loss-sharing agreements and carry minimal loss exposure.

At June 30, 2010, nonperforming assets were $131.9 million, compared to $126.6 million at March 31, 2010, $129.5 million at December 31, 2009, $148.9 at September 30, 2009 and $136.1 million at June 30, 2009.   The increase in nonperforming assets from year-end was the result of a modest increase in nonperforming assets within the commercial real estate term loan portfolio and a less favorable environment for asset resolution with the expiration of the Federal Home Buyer tax credit in April. “The transition away from nonperforming construction loans and into nonperforming term commercial real estate and commercial business loans is a typical pattern seen in most credit cycles,” noted Andy McDonald, Executive Vice President and Chief Credit Officer. “As we have previously discussed, this transition is consistent with what we expected would take place during the first half of this year.”

Mr. McDonald continued, “During the quarter, we placed $12.7 million in term commercial real estate loans on nonaccrual status, bringing the total amount of term commercial real estate nonaccrual loans to $36.1 million, or approximately 50 loans.  Of these 50 loans, only two required any type of impairment at quarter-end for total impairments of approximately $716,000 as a result of our conservative underwriting standards based on cash flow rather than loan-to-value.”

     The table below sets forth information with respect to our nonaccrual loans, restructured loans, total nonperforming loans and total nonperforming assets.

	June 30,	December 31,
(in thousands)	2010	2009
Nonaccrual noncovered loans:
Commercial business	$17,309	$18,979
Real estate:
One-to-four family residential	3,113	1,860
Commercial and five or more family residential real estate	36,097	24,354
Total real estate	39,210	26,214
Real estate construction:
One-to-four family residential	32,653	47,653
Commercial and five or more family residential real estate	14,282	16,230
Total real estate construction	46,935	63,883
Consumer	4,955	1,355
Total nonaccrual noncovered loans	108,409	110,431
Restructured noncovered loans:
One-to-four family residential construction	687	60
Total nonperforming noncovered loans	109,096	110,491
Noncovered real estate owned and other personal property owned	22,814	19,037
Total nonperforming noncovered assets	$131,910	$129,528

For the quarter ended June 30, 2010, net loan charge-offs were approximately $10.7 million, compared to $16.4 million for the same period a year ago, and $11.5 million during the first quarter of 2010.  Charge-offs for the quarter were primarily commercial business and residential construction, land and acquisition loans.

         The following table provides an analysis of the Company’s allowance for loan and lease losses at the dates and the periods indicated:

	Three Months Ended June 30,
(in thousands)	2010	2009
Beginning balance	$56,981	$44,249
Charge-offs:
Commercial business	(5,428)	(755)
One-to-four family residential	(104)	(220)
Commercial and five-or-more family residential	(499)	(682)
One-to-four family residential construction	(3,002)	(9,759)
Commercial and five-or-more family residential construction	(726)	(4,697)
Consumer	(1,314)	(684)
Total charge-offs	(11,073)	(16,797)
Recoveries
Commercial business	132	363
One-to-four family residential	15	-
Commercial and five-or-more family residential	3	-
One-to-four family residential construction	141	52
Consumer	49	13
Total recoveries	340	428
Net charge-offs	(10,733)	(16,369)
Provision charged to expense	13,500	21,000
Ending balance	$59,748	$48,880
Total noncovered loans, net at end of period	$1,945,972	$2,119,443
Allowance for loan losses to period-end noncovered loans	3.07%	2.31%

         For the second quarter 2010, the provision for loan losses was $13.5 million compared to $21.0 million for the same quarter last year, and $15.0 million for the prior two quarters.  The allowance for loan losses to non-covered period-end loans was 3.07% at June 30, 2010 compared to 2.66% and 2.31% at December 31, 2009 and June 30, 2009, respectively.

Columbia’s provision for loan losses reflects management’s continuing evaluation of the loan portfolio’s credit quality, which is affected by a broad range of economic metrics.  Additional factors affecting the provision include, but are not limited to, net-loan charge-offs, non-accrual loans, specific reserves, risk-rating migration and general economic factors.

Non-covered past due loans were $12.0 million at June 30, 2010, or 0.62% of total non-covered loans compared to $16.4 million, or 0.85% of total loans, as of March 31, 2010 and $9.1 million, or 0.45% of total loans, as of December 31, 2009.

Ms. Dressel commented. “As we have stated over the past few months, we believe the economic recovery will be slow, resulting in problem credits shifting away from construction assets and into commercial real estate and commercial business loans.  Although the reduction in net charge-offs is a hopeful sign, we look forward to seeing more stabilization in the economy, which should result in a downward trend in our nonperforming loans.  In the interim, we will be proactive, as always, in managing our loan portfolio.”

Operating Results

Quarter ended June 30, 2010

Net Interest Income

Net interest income for the second quarter of 2010 was $40.7 million, an increase of 43% from $28.5 million for the same quarter in 2009, primarily due to the impact of the addition of Columbia River Bank and American Marine Bank loan portfolios. The Company’s net interest margin increased to 4.66% in the second quarter of 2010, from 4.38% for the same quarter last year. The net interest margin was negatively impacted by interest reversals for the quarter ended June 30, 2010 related to noncovered nonaccrual loans, and by the short-term investment of the proceeds of the May, 2010 capital raise.  However, the net interest margin was also positively impacted by accretion of the discount on the loan portfolios acquired in the two FDIC-assisted transactions.

Average interest-earning assets were $3.62 billion during the quarter, an increase of 33% compared with $2.73 billion during the same quarter of 2009. The yield on average interest-earning assets decreased 15 basis points (a basis point equals 1/100 of 1%) to 5.26% during the second quarter compared with 5.41% during the same quarter of 2009.  During the same period, average interest-bearing liabilities increased to $2.66 billion, or 28%, from $2.07 billion in the second quarter of 2009.  The cost of average interest-bearing liabilities decreased 53 basis points to 0.82% during the quarter, from 1.35% in the same quarter of 2009.

Noninterest Income

Noninterest income was $13.2 million, compared to $7.0 million in the second quarter of last year.  The increase was primarily due to $3.4 million of accretion income to increase the FDIC indemnification asset.  In addition, noninterest income was affected by an increase of $2.9 million in service charges and other fees primarily attributable to the addition of Columbia River Bank and American Marine Bank.

Noninterest Expense

Total noninterest expense for the second quarter of 2010 was $34.7 million, an increase of 37% from $25.3 million for the same quarter in 2009.   The increase was primarily due to the addition of operating expenses of Columbia River Bank and American Marine Bank, both acquired in January 2010.  In addition to the normalized operating expenses for these two acquisitions, we expect expenses to continue to be elevated as we finalize the integration of the two banks, open new offices and invest in teams of bankers as we take advantage of opportunities in our markets.

Organizational Update

Ms. Dressel commented, “We continue to be pleased with the positive response from customers in the new communities we serve in both Oregon and Washington.   I would like to express my thanks to all our employees involved in the successful conversion of the former Columbia River Bank to our system during the second quarter; the transition went smoothly. We anticipate the same for the conversion of the former American Marine Bank, which is scheduled for later this quarter.”

Ms. Dressel continued “Our new downtown Portland office, which houses business bankers and a full-service branch in Fox Tower, opened during the second quarter. To support our efforts to reach new customers in relatively untapped markets for us, we have also added two teams of business bankers, who are based in the Salem, Oregon area and the Snohomish, Skagit and Whatcom counties in northwest Washington. Our investment in bringing these talented bankers on board will provide local experience and a customer-centric approach.   To help fill in our geographic footprint between Seattle and Bellingham, we anticipate opening two additional branches in northwest Washington, and will apply for regulatory approval when appropriate locations are determined.”

 “In addition to our core value of excellent customer service, it is important for us to provide a great place to work for the people who provide that service,” Ms. Dressel noted.  “We are very gratified that we were recently awarded third place in the large company category for Seattle Business Magazine’s 2010 Washington’s 100 Best Companies to Work For.”

Cash Dividend Announcement

The Board of Directors has announced a quarterly cash dividend of $0.01 per common share, which will be paid on August 25, 2010 to shareholders of record as of the close of business on August 11, 2010.

Conference Call

Columbia’s management will discuss the second quarter results on a conference call scheduled for Thursday, July 29, 2010 at 1:00 p.m. PDT (4:00 p.m. EDT).     Interested parties may listen to this discussion by calling 1-888-318-7969; Conference ID code #88090193.

A conference call replay will be available from approximately 4:00 p.m. PDT on
July 29, 2010, through midnight PDT on August 5, 2010.  The conference call replay can be accessed by dialing 1-800-642-1687 and entering Conference ID code #88090193.

About Columbia

Headquartered in Tacoma, Washington, Columbia Banking System, Inc. is the holding company of Columbia Bank, a Washington state-chartered full-service commercial bank which was awarded third place in the large employer category by Seattle Business Magazine’s 100 Best Companies to Work For 2010 and was designated one of  Puget Sound Business Journal’s “Washington’s Best Workplaces 2009”.

With the January, 2010 FDIC-assisted acquisitions of Columbia River Bank and American Marine Bank, Columbia Banking System has 83 banking offices, including 59 branches in Washington State and 24 branches in Oregon. Columbia Bank does business under the Bank of Astoria name at the Bank of Astoria’s former branches located in Astoria, Warrenton, Seaside, Cannon Beach, Manzanita and Tillamook. More information about Columbia can be found on its website at www.columbiabank.com.

# # #
Note Regarding Forward-Looking Statements
This news release includes forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders.  These forward looking statements describe Columbia’s management’s expectations regarding future events and developments such as future operating results, growth in loans and deposits, continued success of Columbia’s style of banking and the strength of the local economy.  The words “will,” “believe,” “expect,” “intend,” “should,” and “anticipate” and words of similar construction are intended in part to help identify forward looking statements.   Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.  In addition to discussions about risks and uncertainties set forth from time to time in Columbia’s filings with the Securities and Exchange Commission, available at the SEC’s website at www.sec.gov and the Company’s website at www.columbiabank.com, including the “Risk Factors,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our annual reports on Form 10-K and quarterly reports on Form 10-Q, factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following:  (1) local, national and international economic conditions may be less favorable than expected or have a more direct and pronounced effect on Columbia than expected and adversely affect Columbia’s ability to continue its internal growth at historical rates and maintain the quality of its earning assets; (2) changes in interest rates may reduce interest margins more than expected and negatively affect funding sources; (3) projected business increases following strategic expansion or opening or acquiring new branches may be lower than expected; (4) costs or difficulties related to the integration of acquisitions may be greater than expected; (5) competitive pressure among financial institutions may increase significantly; and (6) legislation or regulatory requirements or changes may adversely affect the businesses in which Columbia is engaged.  We believe the expectations reflected in our forward-looking statements are reasonable, based on information available to us on the date hereof. However, given the described uncertainties and risks, we cannot guarantee our future performance or results of operations and you should not place undue reliance on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The factors noted above and the risks and uncertainties described in our SEC filings should be considered when reading any forward-looking statements in this release.

FINANCIAL STATISTICS
Columbia Banking System, Inc.	Three Months Ended				Six Months Ended
Unaudited	June 30,				June 30,
(in thousands except per share)	2010		2009		2010		2009
Earnings
Net interest income	$40,732		$28,531		$79,006		$56,434
Provision for loan and lease losses	$13,500		$21,000		$28,500		$32,000
Noninterest income	$13,237		$7,000		$31,710		$13,974
Noninterest expense	$34,745		$25,314		$68,642		$48,495
Net income (loss)	$5,056		$(5,530)		$12,972		$(4,018)
Net income (loss) applicable to common shareholders	$3,946		$(6,631)		$10,755		$(6,212)
Per Common Share
Earnings (loss) (basic)	$0.11		$(0.37)		$0.34		$(0.35)
Earnings (loss) (diluted)	$0.11		$(0.37)		$0.34		$(0.35)
Averages
Total assets	$4,327,894		$3,024,491		$4,137,525		$3,041,084
Interest-earning assets	$3,624,548		$2,728,086		$3,497,103		$2,751,045
Loans	$2,550,813		$2,159,415		$2,495,919		$2,188,500
Securities	$728,169		$554,270		$719,457		$546,867
Deposits	$3,303,661		$2,337,385		$3,220,268		$2,331,153
Core deposits	$2,820,378		$1,893,419		$2,714,914		$1,880,268
Interest-bearing deposits	$2,487,757		$1,850,193		$2,441,914		$1,859,622
Interest-bearing liabilities	$2,663,584		$2,073,750		$2,617,840		$2,104,228
Noninterest-bearing deposits	$815,904		$487,192		$778,354		$471,532
Shareholders' equity	$684,929		$417,961		$612,793		$418,852
Financial Ratios
Return on average assets	0.47%		-0.73%		0.63%		-0.27%
Return on average common equity	2.59%		-7.73%		4.03%		-3.63%
Average equity to average assets	15.83%		13.82%		14.81%		13.77%
Net interest margin	4.66%		4.38%		4.72%		4.32%
Efficiency ratio (tax equivalent)(1)	68.15%		63.79%		67.61%		63.69%
	June 30,				December 31,
Period End	2010		2009		2009
Total assets, including covered assets	$4,289,115		$3,021,857		$3,200,930
Covered assets	$599,306		$ - -		$ - -
Loans, excluding covered loans	$1,945,972		$2,119,443		$2,008,884
Allowance for loan and lease losses	$59,748		$48,880		$53,478
Securities	$727,825		$558,011		$631,645
Deposits	$3,284,947		$2,353,326		$2,482,705
Core deposits	$2,831,319		$1,932,771		$2,072,821
Shareholders' equity	$775,295		$411,871		$528,139
Book value per common share	$17.83		$18.50		$16.13
Nonperforming assets
Nonaccrual loans, excluding covered assets	$108,409		$127,767		$110,431
Restructured loans accruing interest, excluding covered assets	687		- -		60
Noncovered real estate owned and other personal property owned	22,814		8,369		19,037
Total nonperforming assets, excluding covered assets	$131,910		$136,136		$129,528
Nonperforming loans to period-end loans, excluding covered loans	5.61%		6.03%		5.50%
Nonperforming assets to period-end assets, excluding covered assets	3.57%		4.51%		4.05%
Allowance for loan and lease losses to period-end loans, excluding covered loans	3.07%		2.31%		2.66%
Allowance for loan and lease losses to nonperforming loans, excluding covered loans	54.77%		38.26%		48.40%
Allowance for loan and lease losses to nonperforming assets, excluding covered assets	45.29%		35.91%		41.29%
Net loan charge-offs	$22,230	(2)	$25,867	(3)	$52,769	(4)

(1) Noninterest expense, excluding net cost of operation of other real estate divided by the sum of net interest income and noninterest income on a tax equivalent basis, excluding gain/loss on sale of investment securities, proceeds from redemption of Visa and Mastercard shares, gain on bank acquisition and the decrease in FDIC indemnification asset and FDIC receivable.
(2) For the six months ended June 30, 2010.
(3) For the six months ended June 30, 2009.
(4) For the twelve months ended December 31, 2009.

FINANCIAL STATISTICS
Columbia Banking System, Inc.
Unaudited	June 30,
(in thousands)	2010			2009
Loan Portfolio Composition
Loans not covered under FDIC loss share agreements:
Commercial business		$756,796	38.9%	$789,166	37.2%
Real Estate:
One-to-four family residential		56,554	2.9%	56,494	2.7%
Five or more family residential and commercial		821,504	42.2%	857,181	40.4%
Total Real Estate		878,058	45.1%	913,675	43.1%
Real Estate Construction:
One-to-four family residential		85,151	4.4%	154,299	7.3%
Five or more family residential and commercial		33,438	1.7%	56,124	2.6%
Total Real Estate Construction		118,589	6.1%	210,423	9.9%
Consumer		196,576	10.1%	210,457	9.9%
Subtotal loans		1,950,019	100.2%	2,123,721	100.2%
Less: Deferred loan fees		(4,047)	-0.2%	(4,278)	-0.2%
Total loans not covered under FDIC loss share agreements, net of deferred fees		1,945,972	100.0%	2,119,443	100.0%
Loans covered under FDIC loss share agreements:
Covered loans		584,954		- -
Total loans, net		$2,530,926		$2,119,443
Loans held for sale	$	- -		$2,272

	June 30,
	2010			2009
Deposit Composition
Core deposits:
Demand and other non-interest bearing		$835,356	25.4%	$491,617	20.2%
Interest bearing demand		648,263	19.7%	456,388	19.4%
Money market		831,059	25.3%	576,594	22.6%
Savings		200,806	6.1%	134,631	5.7%
Certificates of deposit less than $100,000		315,835	9.6%	273,541	12.0%
Total core deposits		2,831,319	86.2%	1,932,771	79.9%
Certificates of deposit greater than $100,000		354,780	10.8%	268,308	13.4%
Wholesale certificates of deposit (CDARS®)		74,242	2.3%	92,035	4.1%
Wholesale certificates of deposit		23,155	0.7%	60,212	2.6%
Subtotal		3,283,496	100.0%	2,353,326	100.0%
Premium resulting from acquisition date fair value adjustment		1,451		- -
Total Deposits		$3,284,947		$2,353,326

Columbia Banking System, Inc.	Three Months Ended
Unaudited	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30
(in thousands except per share)	2010	2010	2009	2009	2009
Earnings
Net interest income	$40,732	$38,274	$29,800	$29,118	$28,531
Provision for loan and lease losses	$13,500	$15,000	$15,000	$16,500	$21,000
Noninterest income	$13,237	$18,473	$8,526	$7,190	$7,000
Noninterest expense	$34,745	$33,897	$22,847	$23,146	$25,314
Net income (loss)	$5,056	$7,916	$1,552	$(1,502)	$(5,530)
Net income (loss) applicable to common shareholders	$3,946	$6,809	$447	$(2,605)	$(6,631)
Per Common Share
Earnings (loss) (basic)	$0.11	$0.24	$0.02	$(0.11)	$(0.37)
Earnings (loss) (diluted)	$0.11	$0.24	$0.02	$(0.11)	$(0.37)
Book value	$17.83	$16.44	$16.13	$16.15	$18.50
Averages
Total assets, including covered assets	$4,327,894	$3,945,042	$3,177,098	$3,077,005	$3,024,491
Interest-earning assets	$3,624,548	$3,368,241	$2,872,842	$2,783,121	$2,728,086
Loans, including covered loans	$2,550,813	$2,440,415	$2,034,903	$2,088,478	$2,159,415
Securities	$728,169	$710,648	$643,716	$593,516	$554,270
Deposits	$3,303,661	$3,135,949	$2,453,553	$2,395,311	$2,337,385
Core deposits	$2,820,378	$2,608,279	$2,039,533	$1,977,977	$1,893,419
Interest-bearing deposits	$2,487,757	$2,395,562	$1,890,479	$1,857,708	$1,850,193
Interest-bearing liabilities	$2,663,584	$2,571,588	$2,041,761	$2,019,051	$2,073,750
Noninterest-bearing deposits	$815,904	$740,387	$563,074	$537,603	$487,192
Shareholders' equity	$684,929	$539,856	$530,804	$478,589	$417,961
Financial Ratios
Return on average assets	0.47%	0.81%	0.19%	(0.19)%	(0.73%)
Return on average common equity	2.59%	5.93%	0.39%	(2.56)%	(7.73%)
Average equity to average assets	15.83%	13.68%	16.71%	15.55%	13.82%
Net interest margin	4.66%	4.78%	4.30%	4.34%	4.38%
Efficiency ratio (tax equivalent)	68.15%	67.03%	58.12%	60.85%	63.79%
Period end
Total assets, including covered assets	$4,289,115	$4,133,812	$3,200,930	$3,167,028	$3,021,857
Covered assets	$599,306	$634,443	$ - -	$ - -	$ - -
Loans, excluding covered loans	$1,945,972	$1,949,609	$2,008,884	$2,063,398	$2,119,443
Allowance for loan and lease losses	$59,748	$56,981	$53,478	$51,688	$48,880
Securities	$727,825	$736,939	$631,645	$658,227	$558,011
Deposits	$3,284,947	$3,371,165	$2,482,705	$2,443,567	$2,353,326
Core deposits	$2,831,319	$2,856,186	$2,072,821	$2,027,482	$1,932,771
Shareholders' equity	$775,295	$538,721	$528,139	$527,920	$411,871
Nonperforming assets
Nonaccrual loans and leases not covered under FDIC loss share agreements	$108,409	$105,565	$110,431	$130,718	$127,767
Restructured loans accruing interest, excluding covered assets	687	287	60	- -	- -
Noncovered real estate owned and other personal property owned	22,814	20,726	19,037	18,137	8,369
Total nonperforming assets, excluding covered assets	$131,910	$126,578	$129,528	$148,855	$136,136
Nonperforming loans to period-end loans, excluding covered loans	5.61%	5.43%	5.50%	6.34%	6.03%
Nonperforming assets to period-end assets, excluding covered assets	3.57%	3.62%	4.05%	4.70%	4.51%
Allowance for loan and lease losses to period-end loans, excluding covered loans	3.07%	2.92%	2.66%	2.50%	2.31%
Allowance for loan and lease losses to nonperforming loans, excluding covered loans	54.77%	53.83%	48.40%	39.54%	38.26%
Allowance for loan and lease losses to nonperforming assets, excluding covered assets	45.29%	45.02%	41.29%	34.72%	35.91%
Net loan charge-offs	$10,733	$11,497	$13,210	$13,692	$16,369

CONSOLIDATED CONDENSED STATEMENTS OF INCOME
Columbia Banking System, Inc.	Three Months Ended		Six Months Ended
(Unaudited)	June 30,		June 30,
(in thousands except per share)	2010	2009	2010	2009
Interest Income
Loans	$38,940	$29,250	$75,887	$59,051
Taxable securities	4,708	4,195	9,453	8,403
Tax-exempt securities	2,290	2,076	4,736	4,089
Federal funds sold and deposits in banks	210	9	359	16
Total interest income	46,148	35,530	90,435	71,559
Interest Expense
Deposits	4,334	5,874	9,275	12,766
Federal Home Loan Bank and Federal Reserve Bank borrowings	710	700	1,415	1,465
Long-term obligations	254	306	503	657
Other borrowings	118	119	236	237
Total interest expense	5,416	6,999	11,429	15,125
Net Interest Income	40,732	28,531	79,006	56,434
Provision for loan and lease losses	13,500	21,000	28,500	32,000
Net interest income after provision for loan and lease losses	27,232	7,531	50,506	24,434
Noninterest Income
Gain on bank acquisition	- -	- -	9,818	- -
Service charges and other fees	6,442	3,562	11,866	7,176
Merchant services fees	1,913	1,880	3,652	3,650
Redemption of Visa and Mastercard shares	- -	49	- -	49
Gain on sale of investment securities, net	- -	- -	58	- -
Bank owned life insurance ("BOLI")	516	516	1,020	1,017
Change in indemnification asset	3,399	- -	3,399	- -
Other	967	993	1,897	2,082
Total noninterest income	13,237	7,000	31,710	13,974
Noninterest Expense
Compensation and employee benefits	17,497	12,296	34,483	24,148
Occupancy	4,307	2,937	8,276	5,982
Merchant processing	1,227	879	2,327	1,693
Advertising and promotion	785	687	1,623	1,379
Data processing and communications	2,567	1,354	4,446	2,674
Legal and professional fees	1,477	1,019	2,975	1,986
Taxes, licenses and fees	688	597	1,252	1,393
Regulatory premiums	1,462	2,492	2,958	3,499
Net cost of operation of other real estate	(672)	225	640	272
Amortization of intangibles	1,055	271	1,842	541
Other	4,352	2,557	7,820	4,928
Total noninterest expense	34,745	25,314	68,642	48,495
Income before income taxes	5,724	(10,783)	13,574	(10,087)
Income tax provision (benefit)	668	(5,253)	602	(6,069)
Net Income (Loss)	$5,056	$(5,530)	$12,972	$(4,018)
Net Income (Loss) Applicable to Common Shareholders	$3,946	$(6,631)	$10,755	$(6,212)
Earnings (loss) per common share
Basic	$0.11	$(0.37)	$0.34	$(0.35)
Diluted	$0.11	$(0.37)	$0.34	$(0.35)
Dividends paid per common share	$0.01	$0.01	$0.02	$0.05
Weighted average number of common shares outstanding	34,829	18,002	31,376	17,991
Weighted average number of diluted common shares outstanding	35,077	18,002	31,607	17,991

CONSOLIDATED CONDENSED BALANCE SHEETS
Columbia Banking System, Inc.
(Unaudited)			June 30,	December 31,
(in thousands)			2010	2009
ASSETS
Cash and due from banks			$89,026	$55,802
Interest-earning deposits with banks			407,922	249,272
Total cash and cash equivalents			496,948	305,074
Securities available for sale at fair value (amortized cost of $681,499 and $602,675, respectively)			709,917	620,038
Federal Home Loan Bank stock at cost			17,908	11,607
Loans, net of deferred loan fees of ($4,047) and ($4,033), respectively			1,945,972	2,008,884
Less: allowance for loan and lease losses			59,748	53,478
Noncovered loans, net			1,886,224	1,955,406
Loans covered under FDIC loss share agreements			584,954	- -
Total loans, net			2,471,178	1,955,406
FDIC indemnification asset			194,865	- -
Interest receivable			15,167	10,335
Premises and equipment, net			61,360	62,670
Other real estate owned, covered under FDIC loss share agreement			14,351	- -
Other real estate owned			22,814	19,037
Total other real estate owned			37,165	19,037
Goodwill			110,013	95,519
Core deposit intangible, net			20,776	4,863
Other assets			153,818	116,381
Total Assets			$4,289,115	$3,200,930
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing			$835,356	$574,687
Interest-bearing			2,449,591	1,908,018
Total deposits			3,284,947	2,482,705
Federal Home Loan Bank advances			125,766	100,000
Securities sold under agreements to repurchase			25,000	25,000
Other borrowings			173	86
Long-term subordinated debt			25,703	25,669
Other liabilities			52,231	39,331
Total liabilities			3,513,820	2,672,791
Commitments and contingent liabilities
	June 30,	December 31,
	2010	2009
Preferred stock (no par value, 76,898 aggregate liquidation preference)
Authorized shares	2,000	2,000
Issued and outstanding	77	77	74,595	74,301
Common Stock (no par value)
Authorized shares	63,033	63,033
Issued and outstanding	39,304	28,129	579,049	348,706
Retained earnings			103,397	93,316
Accumulated other comprehensive income			18,254	11,816
Total shareholders' equity			775,295	528,139
Total Liabilities and Shareholders' Equity			$4,289,115	$3,200,930

FINANCIAL STATISTICS
Columbia Banking System, Inc.
Unaudited	June 30,
(in thousands)	2010
Loan Portfolio Composition
Loans not covered under FDIC loss share agreements:
Commercial business		$756,796	38.9%
Real Estate:
One-to-four family residential		56,554	2.9%
Five or more family residential and commercial
Retail	$104,166		5.4%
Office	155,360		8.0%
Multi-family	53,608		2.8%
Condos	6,910		0.4%
Warehouse	177,135		9.1%
Manufacturing & Industrial	39,863		2.0%
Acquisition and development	509		0.0%
Land	26,605		1.4%
Hotel / Motel	59,699		3.1%
Healthcare	11,862		0.6%
Residential	24,080		1.2%
Recreational	16,954		0.9%
Other	144,753		7.4%
Total Five Or More Family Residential And Commercial Real Estate		821,504	42.2%
Real Estate Construction:
One-to-four family residential
Single family residential (vertical)	35,515		1.8%
Lots	24,014		1.2%
Acquisition and development	15,908		0.8%
Land	9,714		0.5%
Total One-To-Four Family Residential Construction		85,151	4.4%
Five or more family residential and commercial
Condos	6,927		0.4%
Warehouse	2,693		0.1%
Other	15,758		0.8%
Retail	7,355		0.4%
Office	705		0.0%
Total Five Or More Family Residential And Commercial Construction		33,438	1.7%
Consumer		196,576	10.1%
Subtotal loans		1,950,019	100.2%
Less: Deferred loan fees		(4,047)	-0.2%
Total loans not covered under FDIC loss share agreements, net of deferred fees		1,945,972	100.0%
Net covered loans under loss share agreements		584,954

Total loans		$2,530,926